Exhibit 5.1

                                  March 9, 2007

Board of Directors
C&D Technologies, Inc.
1400 Union Meeting Road
Blue Bell, Pennsylvania

      Re:   C&D Technologies, Inc.
            Registration Statement on Form S-8
            1,500,000 Shares of Common Stock

Ladies and Gentlemen:

      I am the Vice President, General Counsel and Secretary of C&D Technologies, Inc. (the "Company"), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a registration statement on Form S-8 (the "Registration Statement") relating to the proposed offering by the Company of up to 1,500,000 shares (the "Shares") of Common Stock, $.01 par value, of the Company, under C&D Technologies, Inc. 2007 Stock Incentive Plan (the "Plan").

      As counsel to the Company, I have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. I have also examined the Company's Certificate of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the Plan and the authorization and offering of the Shares, and such other documents and matters of law as I have deemed necessary or appropriate in order to render this opinion.

      Based upon the foregoing, it is my opinion that the Shares, when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name under Item 5 of Part II of the Registration Statement.

                                        Respectfully,

                                        /s/ James D. Dee
                                        James D. Dee, Esquire